UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

November 12, 2010

Date of Report (Date of earliest event reported)

The Boeing Company

(Exact Name of Registrant as Specified in Charter)

Delaware	1-442	91-0425694
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

100 N. Riverside, Chicago, IL		60606-1596
(Address of Principal Executive Offices)		(Zip Code)

(312) 544-2000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 12, 2010, The Boeing Company (“Boeing”) entered into a $2.376 billion, 364-day revolving credit agreement (the “Credit Agreement”), with Citigroup Global Markets Inc. and J.P. Morgan Securities LLC as joint lead arrangers and joint book managers, JPMorgan Chase Bank, N.A. as syndication agent and Citibank, N.A. as administrative agent, and a syndicate of lenders as defined in the Credit Agreement. This facility replaces the $1.525 billion, 364-day credit agreement entered into on November 13, 2009.

Under the Credit Agreement, Boeing will pay a commitment fee of 0.10% per annum on the unused commitments. Borrowings under the Credit Agreement that are not based on Eurodollar rates bear interest at an annual rate based on the base rate of interest in effect plus the applicable margin. The “base rate” of interest is the highest of (1) the rate announced publicly by Citibank, N.A., from time to time, as its “base” rate, (2) the federal funds rate plus 0.50% and (3) the British Bankers Association one month LIBOR plus 1.00%. The “applicable margin” is the greater of (1) the market rate spread minus 1.00% and (2) 0% per annum. The “market rate spread” means at any date Boeing’s credit default swap mid-rate spread for the one-year period beginning on the most recent reset date for the applicable advance, provided that the market rate spread shall have a floor of 0.50% and a cap of 1.50%. Borrowings under the Credit Agreement that are based on Eurodollar rates are generally based on an applicable LIBOR rate plus the market rate spread.

The Credit Agreement contains customary terms and conditions, including covenants restricting Boeing’s ability to incur liens, merge or consolidate with another entity, and permit consolidated debt (as defined in the Credit Agreement) to exceed 60% of Boeing’s total capital (as defined in the Credit Agreement). Events of default under the Credit Agreement include: (1) failure to pay outstanding principal or interest within five business days of when due, (2) failure of representations or warranties to be correct in any material respect, (3) failure to perform any other term, covenant or agreement, which failure is not remedied within 30 days of notice, (4) a cross-default with other debt in certain circumstances, (5) the incurrence of certain liabilities under the Employee Retirement Income Security Act and (6) bankruptcy and other insolvency events. If an event of default occurs and is continuing, the lenders would have the right to accelerate and require the repayment of all amounts outstanding under the Credit Agreement and would not be required to advance any additional funds under the Credit Agreement.

Some of the lenders under the Credit Agreement and their affiliates have various relationships with Boeing and its subsidiaries involving the provision of financial services, including cash management, investment banking, and trust and leasing services. In addition, Boeing and certain of its subsidiaries have entered into foreign exchange and other derivative arrangements with certain of the lenders and their affiliates.

The foregoing description is qualified in its entirety by the Credit Agreement, which is filed as an exhibit hereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	364-Day Credit Agreement dated as of November 12, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

THE BOEING COMPANY

By:	/s/ Michael F. Lohr
Michael F. Lohr
Vice President, Corporate Secretary and Assistant General Counsel

Dated: November 16, 2010

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	364-Day Credit Agreement dated as of November 12, 2010.